Exhibit 4.8

AMENDMENT NO. 1

TO THE

RAI 401K SAVINGS PLAN

THIS AMENDMENT NO. 1 to the RAI 401k Savings Plan (the “Plan”), as amended and restated as of January 1, 2012, is made and entered into the 6th day of February, 2012.

W I T N E S S E T H:

WHEREAS, Reynolds American Inc. (“RAI”) maintains the Plan for the benefit of its employees and its subsidiaries and affiliates designated as participating companies; and

WHEREAS, the RAI Employee Benefits Committee (the “Committee”), by action taken on February 6, 2012, authorized an amendment to the Plan to allow the Santa Fe Profit Sharing Contribution for a plan year to be allocated to Santa Fe Employees who become eligible for benefits under the RAI Separation Pay Plan during such plan year; and

WHEREAS, such action of the Committee further authorized the members of the Committee to perform any and all acts and execute any and all documents that they may deem necessary to effectuate the Committee’s resolutions;

NOW, THEREFORE, the Plan hereby is amended as follows:

1.

Effective as of March 1, 2010, the second sentence of Section 3.04(d) of the Plan hereby is amended to read as follows:

“For purposes of this Section, a Santa Fe Employee shall be deemed to be employed by Santa Fe or an Affiliated Employer on the last day of the Plan Year if he died, retired, became disabled or became eligible for benefits under the RAI Separation Pay Plan during such Plan Year.”

IN WITNESS WHEREOF, the undersigned member of the Committee has executed this Amendment No. 1 as of the day and year first written above.

RAI Employee Benefits Committee

By:	/s/ McDara P. Folan, III